EXHIBIT 8.1

[SHEARMAN & STERLING LETTERHEAD]



                                       February 21, 1997


Ford Motor Credit Company
The American Road
Dearborn, Michigan  48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $1,250,000,000 principal amount of 6 1/2% Notes due February 28, 2002, we hereby consent to the use of our name and confirm to you our advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated February 21, 1997 relating to registration statement No. 33-64263, to which registration statement this consent is an exhibit.

                                  Very truly yours,



                                  /s/ Shearman & Sterling